Exhibit 99.1

Easy Gardener Products, Ltd. Announces Preliminary Six-Month Results at

December 31, 2005

WACO, TX -- (MARKET WIRE) -- 01/11/2006 -- Easy Gardener Products today announced preliminary six-month results at December 31, 2005 (AMEX: EZY_pa), (AMEX: EZY.pr.a), (AMEX: EZY/PA) (AMEX: EZYPRA).

The Company reported net sales of $28.4 million for the six months ended December 31, 2005, an increase of $3.3 million or 13%, compared to $25.1 million in the comparable period of 2004. The increase in net sales was the result of an increase in the volume of products sold including new products and price increases.

The loss from operations was $0.5 million for the six months ended December 31, 2005, an improvement of $0.9 million or 63%, compared to $1.4 million in the comparable period of 2004. The improvement in operations resulted from increased sales, which were partially offset by an increase in cost of sales from 63.0% of net sales in the comparable period of 2004 to 64.4% of net sales for the six months ended December 31, 2005 and decreases in operating expenses. As a percentage of net sales, loss from operations decreased to 1.9% for the six months ended December 31, 2005 from 5.8% in the comparable period of 2004.

Interest expense was $5.8 million for the six months ended December 31, 2005, an increase of $0.5 million or 9% compared to $5.3 million in the comparable period of 2004. The increase in interest expense was the result of increases in the base rate of interest and increases in the applicable rates charged by the Company’s senior lenders and increases in the level of borrowings.

Net loss decreased by $0.3 million to $4.3 million for the six months ended December 31, 2005 from a net loss of $4.6 million in the comparable period of 2004.

The Company believes there were shifts in sales from the quarter ended September 30, 2005 to the quarter ended December 31, 2005. Consequently, the Company believes that the six-month results are more indicative of its operating performance than are the three months ended December 31, 2005.

The Company reported net sales of $15.7 million for the three months ended December 31, 2005, an increase of $4.9 million or 44.7% compared to $10.9 million in the comparable period of 2004. The increase in net sales was the result of a shift in sales from the September quarter of 2005 to the December quarter of 2005, an increase in the volume of products sold, including new products, and price increases.

Income from operations for the three months ended December 31, 2005, was $1.1 million, an improvement of $1.9 million as compared to a loss from operations of $0.8 million in the comparable period of 2004. The improvement in operations was primarily due to increased net sales, a decrease in cost of sales from 62.9% of net sales in the comparable period of 2004 to 60.1% for the three months ended December 31, 2005. While total operating expenses increased as a result of increased net sales, total operating expenses as a percent of net sales decreased from 44.7% in the comparable period in 2004 to 33.1% for the three months ended December 31, 2005. As a percentage of net sales, income from operations was 6.9% of sales for the three months ended December 31, 2005, compared to a loss of 7.5% in the comparable period in 2004.

Interest expense was $3.0 million for the three months ended December 31, 2005, an increase of $0.3 million or 11% compared to $2.7 million during the comparable period in 2004. The increase in interest expense was the result of increases in the base rate of interest and increases in the applicable rates charged by the Company’s senior lenders and increases in the level of borrowings.

Net loss for the three months ended December 31, 2005 was $1.3 million, a decrease of $1.1 million as compared to a net loss of $2.4 million during the comparable period in 2004.

About Easy Gardener Products, Ltd.

The Company’s Form 10-K for the period ended June 30, 2005 and other historical financial statements can be found on the Company’s web site, www.easygardener.com or on the Securities & Exchange Commission’s web site www.sec.gov under the name, Easy Gardener Products, Ltd.

Easy Gardener Products, Ltd. is a leading manufacturer and marketer of a broad range of consumer lawn and garden products including weed preventative landscape fabrics, fertilizer spikes, decorative landscape edging, shade cloth and root feeders which are sold under various recognized brand names including Easy Gardener®, Weedblock®, Jobe’s®, Emerald Edge®, and Ross®. The Company markets its products through most large national home improvement and mass merchant retailers, hardware stores and garden centers.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this Report contains statements that are forward-looking, such as statements relating to plans for future activities. Such forward-looking information involves important known and unknown risks and uncertainties that could significantly affect actual results, performance or achievements in the future and, accordingly, such actual results, performance or achievements may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to the Company’s growth strategy, customer concentration, outstanding indebtedness, dependence on weather conditions, seasonality, expansion, changes in interest rates, ability to service debt, activities of competitors, ability to successfully introduce new products and product lines, changes in federal or state environmental laws and the administration of such laws, protection of trademarks and other proprietary rights, the ability to maintain adequate financing arrangements necessary to fund operations and the general condition of the economy and its effect on the securities markets and other risks detailed in other filings with the Securities and Exchange Commission. The words “believes,” “expects,” “anticipates,” “intends,” “plans,” “may,” “might,” “could,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Easy Gardener Products, Ltd.

Statement of Operations

For the three months & six months ended December 31, 2005 & 2004

(Dollars in thousands)

	Three Months Ended December 31
	2005		2004
	Dollars	% of net	Dollars	% of net

Net sales	$15,730	100.0%	$10,873	100.0%
Cost of Sales	9,447	60.1%	6,835	62.9%

Gross Profit	6,283	39.9%	4,038	37.1%

Operating Expenses
Selling and shipping	3,321	21.1%	3,091	28.4%
General and
administrative	1,590	10.1%	1,523	14.0%

Depreciation and
amortization	290	1.8%	241	2.2%

Total Operating
Expenses	5,201	33.1%	4,855	44.7%

Income (Loss) from
Operations	1,082	6.9%	(817)	-7.5%

Interest Expense	(2,978)	-18.9%	(2,696)	-24.8%

Loss Before Income
Tax Benefit	(1,896)	-12.1%	(3,513)	-32.3%

Income Tax Benefit	604	3.8%	1,135	10.4%

Net Loss	($ 1,292)	-8.2%	($ 2,378)	-21.9%

	Six Months Ended December 31
	2005		2004
	Dollars	% of net	Dollars	% of net

Net sales	$28,427	100.0%	$25,098	100.0%
Cost of Sales	18,304	64.4%	15,815	63.0%

Gross Profit	10,123	35.6%	9,283	37.0%

Operating Expenses
Selling and shipping	7,045	24.8%	7,192	28.7%
General and
administrative	3,021	10.6%	3,086	12.3%

Depreciation and
amortization	595	2.1%	449	1.8%

Total Operating
Expenses	10,661	37.5%	10,727	42.7%

Income (Loss) from
Operations	(538)	-1.9%	(1,444)	-5.8%

Interest Expense	(5,805)	-20.4%	(5,334)	-21.3%

Loss Before Income
Tax Benefit	(6,343)	-22.3%	(6,778)	-27.0%

Income Tax Benefit	2,009	7.1%	2,139	8.5%

Net Loss	($ 4,334)	-15.2%	($ 4,639)	-18.5%

Contact:

Dick Kurz

Easy Gardener Products, Ltd.

254-753-5353

Email: Email Contact